Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Net product sales increased 43% over prior quarter to $109 million

San Diego, CA — July 24, 2006 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and six months ended June 30, 2006.  The Company reported total revenues of $118.1 million for the second quarter, which includes net product sales of $108.8 million.  Net loss was $46.4 million ($0.38 per share) for the quarter ended June 30, 2006, which includes $12.4 million ($0.10 per share) of non-cash stock-based compensation expense.  At June 30, 2006, the Company held cash, cash equivalents and short-term investments of approximately $856 million.

“One year after launch, patients and healthcare professionals tell us our two first-in-class products, BYETTA and SYMLIN, are making a difference in the way diabetes is treated,” said Ginger L. Graham, Chief Executive Officer of Amylin Pharmaceuticals.  “Increases in supply of BYETTA in the third quarter will enable us to accelerate medical education activities and expand our field force.  Great progress has been made in our development programs and we are advancing a broad platform in obesity.  In addition to the operational progress, we announced today the early redemption of our 2003 convertible notes.”

Quarter ended June 30, 2006

Net product sales of $108.8 million consist of $98.6 million for BYETTA® (exenatide) injection, a first-in-class therapy for type 2 diabetes, and $10.2 million for SYMLIN® (pramlintide acetate) injection, a first-in-class diabetes therapy that is used with mealtime insulin.  This compares to net product sales of $8.7 million, consisting of $7.5 million for BYETTA and $1.2 million for SYMLIN for the same period in 2005.  Cost of goods sold was $14.7 million for the quarter ended June 30, 2006, compared to $1.5 million for the same period in 2005.

Revenues under collaborative agreements were $9.4 million for the quarter ended June 30, 2006, compared to $38.1 million for the same period in 2005.  Revenues under collaborative agreements for the quarter ended June 30, 2006 consist of amounts earned under the collaboration with Eli Lilly and Company, or Lilly, for BYETTA, including development cost-sharing payments and the continued amortization of up-front payments.  The quarter ended June 30, 2005 included the recognition of $35 million in milestone payments associated with the regulatory approval and commercial launch of BYETTA in the United States.

Selling, general and administrative expenses increased to $63.5 million for the quarter ended June 30, 2006, from $42.3 million for the same period in 2005.  The increase reflects the expansion of the Company’s commercial organization and business infrastructure to support the launches of BYETTA and SYMLIN in 2005 and $6.8 million of stock-based compensation expense.

Research and development expenses increased to $50.4 million for the quarter ended June 30, 2006, from $26.7 million for the same period in 2005.  The increase reflects costs associated with the development of the Company’s long-acting release (LAR) formulation of BYETTA, or exenatide

LAR, support for the Company’s commercial products, costs associated with the Company’s earlier stage programs and $5.6 million for stock-based compensation expense.  Collaborative profit sharing, which represents Lilly’s 50% share of the gross margin for BYETTA was $43.4 million for the quarter ended June 30, 2006, compared to $2.9 million for the same period in 2005.

Net loss was $46.4 million, or $0.38 per share, for the quarter ended June 30, 2006, compared to $26.6 million or $0.26 per share for the same period in 2005.

Second Quarter Highlights

•                  Completed public offering of common stock in early April, generating net proceeds of approximately $508 million.

•                 Significant commercial and research presence at the American Diabetes Association’s annual meeting, the premier diabetes meeting for the medical community.

•                 Submitted a supplemental New Drug Application (sNDA) to the United States Food and Drug Administration for a disposable pen delivery system for SYMLIN.

Six months ended June 30, 2006

Total revenues for the six months ended June 30, 2006 were $200.5 million.  This includes net product sales of $184.7 million, including $166.8 million for BYETTA and $17.9 million for SYMLIN.  This compares to net product sales of $8.7 million, consisting of $7.5 million for BYETTA and $1.2 million for SYMLIN for the same period in 2005.  Cost of goods sold was $24.4 million for the six months ended June 30, 2006, compared to $1.5 million for the same period in 2005.

Revenues under collaborative agreements were $15.8 million for the six months ended June 30, 2006, compared to $42.4 million for the same period in 2005.  Revenues under collaborative agreements for the six months ended June 30, 2006 consist primarily of cost-sharing payments from Lily to equalize BYETTA development expenses.  Revenues under collaborative agreements for the six months ended June 30, 2005 included the recognition of $35 million in milestone payments from Lilly earned in connection with the regulatory approval and commercial launch of BYETTA in the United States.

Selling, general and administrative expenses increased to $123.4 million for the six months ended June 30, 2006, from $62.4 million for the same period in 2005.  The increase reflects the expansion of the Company’s commercial organization and business infrastructure to support the commercial launches of BYETTA and SYMLIN in 2005 and $12.7 million of stock-based compensation expense.

Research and development expenses increased to $102.2 million for the six months ended June 30, 2006, from $54.1 million for the same period in 2005.  The increase reflects costs associated with the development of exenatide LAR, support for the Company’s commercial products, costs associated with the acquisition of leptin, costs associated with the Company’s earlier stage programs and $10.6 million of stock-based compensation expense.

Collaborative profit sharing was $73.4 million for the six months ended June 30, 2006, compared to $2.9 million for the same period in 2005.

Net loss was $114.3 million, or $0.97 per share for the six months ended June 30, 2006, compared to $70.2 million, or $0.68 per share, for the same period in 2005.  Net loss for the six months ended June 30, 2006 includes $23.3 million, or $0.20 per share, of non-cash expense for stock-based compensation.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m PT.  The call will be webcast live through Amylin’s corporate website, and a recording will be made available following the close of the call.

Ginger L. Graham, Amylin’s Chief Executive Officer will lead the call.  During the call, the Company plans to provide supporting details underlying its second quarter financial results, and information regarding key trends and assumptions for the remainder of 2006 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (866) 543-6407 (domestic) or (617) 213-8898 (international), passcode 78484689.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 52039618.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the company’s expertise in metabolism to develop promising therapies to treat diabetes, obesity and cardiovascular disease.  Amylin is located in San Diego, California with over 1200 employees nationwide.  Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at http://www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from quarter to quarter and may not meet market expectations; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that the FDA may not approve the Company’s sNDAs or product candidates; and risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q.  Amylin disclaims any obligation to update these forward-looking statements.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Net product sales	$108,787	$8,652	$184,659	$8,652
Revenues under collaborative agreements	9,362	38,114	15,836	42,376
Total revenues	118,149	46,766	200,495	51,028

Costs and expenses:
Cost of goods sold	14,685	1,522	24,429	1,522
Selling, general and administrative	63,488	42,315	123,351	62,386
Research and development	50,409	26,661	102,183	54,129
Collaborative profit sharing	43,386	2,866	73,356	2,866
Total costs and expenses	171,968	73,364	323,319	120,903

Operating loss	(53,819)	(26,598)	(122,824)	(69,875)

Interest income (expense), net	7,425	4	8,529	(323)

Net loss	$(46,394)	$(26,594)	$(114,295)	$(70,198)

Net loss per share - basic and diluted	$(0.38)	$(0.26)	$(0.97)	$(0.68)

Shares used in computing net loss per share - basic and diluted	122,675	104,100	117,293	102,790

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and short-term investments	$856,171	$443,423
Accounts receivable, net	53,504	26,725
Inventories, net	38,574	26,750
Other current assets	17,853	17,847
Property and equipment, net	68,491	42,050
Other assets	9,953	11,192
Total assets	$1,044,546	$567,987

Liabilities and stockholders’ equity
Current liabilities	$134,012	$99,611
Other liabilities, net of current portion	23,492	24,112
Convertible senior notes	375,000	375,000
Stockholders’ equity	512,042	69,264
Total liabilities and stockholders’ equity	$1,044,546	$567,987

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CONTACT:
Mark Foletta
Senior Vice President, Finance and Chief Financial Officer
Amylin Pharmaceuticals, Inc.
+1-858-552-2200
www.amylin.com